Shareholder Meeting
On April 16, 1998, a special shareholder meeting was held at which the five Trustees identified below were elected and the selection of KPMG Peat Marwick LLP as the independent certified public accountants and auditors of the Trust for the fiscal year beginning November 1, 1997 was ratified (Proposal
No. 1) as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:

                                                               Withheld/                           Broker
Nominee/Proposal            For                Against         Abstain          Total              Non-Votes
Trustees

Robert G. Galli             24,869,009.762     0               220,364.347      25,089,374.109     2,261,840
Benjamin Lipstein           24,869,009.762     0               220,364.347      25,089,374.109     2,261,840
Kenneth A. Randall          24,869,009.762     0               220,364.347      25,089,374.109     2,261,840
Edward V. Regan             24,869,009.762     0               220,364.347      25,089,374.109     2,261,840
Russell S. Reynolds         24,869,009.762     0               220,364.347      25,089,374.109     2,261,840
Proposal No. 1              24,756,395.153     78,775.407      254,203.549      25,089,374.109     2,261,840